UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

November 29, 2022
Date of Report (Date of earliest event reported)

Viemed Healthcare, Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-38973	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

625 E. Kaliste Saloom Rd. Lafayette, Louisiana	70508
(Address of principal executive offices)	(Zip Code)
(337) 504-3802
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, no par value	VMD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 29, 2022 (the “Closing Date”), Viemed, Inc. (the “Borrower”), and certain subsidiaries of the Borrower, as guarantors (the “Guarantors” and together with the Borrower, the “Credit Parties”), all wholly-owned subsidiaries of Viemed Healthcare, Inc. (the “Company”), entered into that certain credit agreement (the “Credit Agreement”) with the lenders from time to time party thereto (the “Lenders”) and Regions Bank, as administrative agent (the “Administrative Agent”) and collateral agent (the “Collateral Agent”).

Pursuant to the Credit Agreement, an aggregate principal amount of up to $60 million will be available through the following facilities:

a.Revolving Credit Facility: an up to $30 million five (5) year revolving credit facility (the “Revolving Credit Facility”), which includes a $5 million sublimit for the issuance of letters of credit (each a “Letter of Credit”) and a $5 million sublimit for swing line loans (each a “Swing Line Loan”). Letters of Credit will be issued by, and Swing Line Loans will be made available, by Regions Bank, as issuing bank and swingline lender respectively. Subject to the terms of the Credit Agreement, each Lender will purchase a participation in each Letter of Credit and each Swing Line Loan.

a.Term Loan Facility: a $30 million delayed draw term loan facility (the “DD Term Loan” and together with the Revolving Credit Facility, the “Senior Credit Facilities”), which may be borrowed in multiple drawdowns and minimum amounts of at least $5 million during the period from the Closing Date until the earlier of (a) the date that is eighteen (18) months from the Closing Date, (b) the date that 100% of the DD Term Loan commitments have been utilized or reduced by the Borrower in accordance with the Credit Agreement, and (c) the date on which all amounts outstanding under the Credit Agreement have been declared, or automatically have become, due and payable.

The proceeds of the Revolving Credit Facility will be used (i) to refinance existing indebtedness, (ii) for working capital purposes, capital expenditures, and other general corporate purposes, including Permitted Acquisitions (as defined in the Credit Agreement) and (iii) to pay transaction fees, costs and expenses related to the Senior Credit Facilities. The proceeds of the DD Term Loan and any additional term loans established in accordance with the Credit Agreement (collectively, the “Term Loans”) will be used to finance Permitted Acquisitions and to pay transaction fees, costs and expenses related to such Permitted Acquisitions.

Interest: The interest rates per annum applicable to the Senior Credit Facilities (other than in respect of Swing Line Loans) will be Term SOFR (as defined in the Credit Agreement) plus the Applicable Margin (as defined in the Credit Agreement), which ranges from 2.625% to 3.375%, or, at the option of the Borrower, the Base Rate (as defined in the Credit Agreement) plus the Applicable Margin, which ranges from 1.625% to 2.375%.

Maturity Date. The Revolving Credit Facility will terminate and all amounts outstanding thereunder will be due and payable in full five (5) years after the Closing Date (the “Maturity Date”). The DD Term Loan will be subject to repayment according to the Scheduled Amortization (defined below), with the final payment of all principal amounts outstanding, plus accrued interest, being due on the Maturity Date.

Availability/Scheduled Amortization. Loans under the Revolving Credit Facility may be made on a revolving basis in an aggregate amount up to $30,000,000, and Letters of Credit may be issued in amount up to the sublimit for Letters of Credit. Each draw of the DD Term Loan will be subject to quarterly amortization of principal equal to the percentage per annum corresponding to the time period set forth below (the “Scheduled Amortization”):

Commencing with the first full fiscal quarter ending after each applicable draw of the Term Loan Facility through and including June 30, 2024	5.0% per annum
From September 30, 2024 through and including June 30, 2026	7.5% per annum
From September 30, 2026 and thereafter	10.0% per annum

Increase in the Senior Credit Facilities. The Credit Agreement includes provisions permitting the Borrower from time to time to, subject to certain terms and conditions, increase the aggregate amount of commitments under the Revolving Credit Facility and/or establish one or more additional Term Loans, in each case, with additional commitments from existing Lenders or new commitments from financial institutions acceptable to the Administrative Agent in its reasonable discretion; provided, that, (a) the aggregate principal amount of any increases in the Revolving Credit Facility, and (b) the aggregate principal amount of all additional Term Loans established after the Closing Date will not exceed $30 million.

Guaranty. Each of the Guarantors will jointly and severally guarantee to the Administrative Agent the prompt payment of the obligations in full when due.

Collateral. Pursuant to that certain Pledge and Security Agreement dated as of the Closing Date (the “Pledge Agreement”), among the Credit Parties, as obligors, and Regions Bank, as collateral agent, the Obligations under, and as defined in, the Credit Agreement, are secured by a first-priority security interest in and lien on the following assets of the Credit Parties (subject to certain exceptions): (a) all present and future shares of capital stock of (or other ownership or profit interest in) each of its present and future subsidiaries, (b) all of each Credit Party’s present and future personal property and assets, and (c) all proceeds and products of the property and assets described in clauses (a) and (b).

Voluntary Prepayments and Commitment Reductions. The Borrower may prepay the Senior Credit Facilities in whole or in part at any time without premium or penalty. Each such prepayment of the Term Loans will be applied to the principal installments thereof on a pro rata basis. The unutilized portion of the commitments under the Senior Credit Facilities may be irrevocably reduced or terminated by the Borrower at any time without penalty.

Mandatory Prepayments. In addition to the amortization set forth above, (a) commencing with the fiscal year ending December 31, 2023, 50% of Consolidated Excess Cash Flow (as defined in the Credit Agreement) of the Borrower and its subsidiaries for the immediately preceding fiscal year; provided that if the Consolidated Total Leverage Ratio (as defined in the Credit Agreement) as of the end of any fiscal year is less than 2.00:1.0 but greater than or equal to 1.50:1.0, such percentage will be reduced to 25% and if the Consolidated Total Leverage Ratio as of the end of any fiscal year is less than 1.50:1.0, no such payment will be required; (b) 100% of all net cash proceeds from (i) sales of property and assets of the Borrower and its subsidiaries made pursuant to the Credit Agreement (excluding sales of inventory in the ordinary course of business and other exceptions) and (ii) all involuntary dispositions of (including any condemnation event with respect to) property and assets of the Borrower and its subsidiaries, to the extent that such net cash proceeds are not reinvested pursuant to the Credit Agreement, (c) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries not otherwise permitted under the Credit Agreement and (d) 100% of the Cure Amount (defined below) with respect to equity cure proceeds, will be applied to the prepayment of the Senior Credit Facilities in the following manner: first, ratably to the Term Loans until paid in full (and with respect to prepayments required pursuant to clause (a) through (c) above, to the principal installments thereof on a pro rata basis and with respect to any Cure Amount, to the principal installments thereof in inverse order of maturity) and, second, to the Revolving Credit Facility, with no reduction in the commitments under the Revolving Credit Facility.

Covenants. The Credit Agreement requires the Credit Parties to comply with certain customary affirmative, as well as certain negative covenants that, among other things, will restrict, subject to certain exceptions, the ability of the Credit Parties to incur indebtedness, grant liens, make investments, engage in acquisitions, mergers or consolidations and pay dividends and other restricted payments. The Credit Agreement also includes certain financial covenants, which include, but are not limited to the following:

•Consolidated Total Leverage Ratio (defined generally as total indebtedness to adjusted EBITDA) of not greater than (i) for any fiscal quarter ending during the period from the Closing Date to and including December 31, 2024, 2.75 to 1.0 and (ii) for any fiscal quarter ending on and after March 31, 2025, 2.50 to 1.0; provided that for each of the four (4) fiscal quarters immediately following a Material Acquisition (as defined in the Credit Agreement), commencing with the fiscal quarter in which such Material Acquisition was consummated (such period of increase, the “Leverage Increase Period”), the then-applicable maximum Consolidated Total Leverage Ratio permitted will, upon receipt by the Administrative Agent of a material acquisition notice, be increased to the lesser of (i) 0.50 to 1.0 above such maximum Consolidated Total Leverage Ratio and (ii) 3.00 to 1.0; provided, further, that (i) the maximum Consolidated Total Leverage Ratio will revert to the applicable maximum Consolidated Total Leverage Ratio set forth herein at the end of the Leverage Increase Period, (ii) the Borrower may not elect another Leverage Increase Period for at least one (1) full fiscal quarter following the end of a Leverage Increase Period and (iii) each Leverage Increase Period will apply only with respect to the calculation of the Consolidated Total Leverage Ratio for purposes of determining compliance with the Consolidated Total Leverage Ratio covenant and as otherwise specified in the Credit Agreement.

•Consolidated Fixed Charge Coverage Ratio (defined generally as (a) adjusted EBITDA minus capital expenditures minus cash taxes to (b) the sum of scheduled principal payments plus cash interest expense plus restricted payments) of not less than 1.25:1.0.

Equity Cure. For purposes of determining the Credit Parties’ compliance with the financial covenants, the Borrower may elect to receive cash proceeds from the Company, as common capital contributions by the Company to the Borrower, after the last day of the applicable fiscal quarter with respect to which the financial covenants are being tested, in an aggregate amount equal to no less than the amount equal to the minimum amount of EBITDA necessary to cure the applicable financial covenant defaults (the “Cure Amount”). The Cure Amount will be included in the calculation of EBITDA solely for the purposes of determining compliance with the financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter and will be applied to reduce the Term Loans.

The foregoing description of the Credit Agreement and the Pledge Agreement is qualified in its entirety by reference to the Credit Agreement and Pledge Agreement, copies of which is attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the Credit Agreement, on November 29, 2022, all amounts outstanding under the Commercial Business Loan Agreement for Term Loans and Lines of Credit dated as of February 21, 2018 (as amended from time to time, the “Previous Credit Facility”) were repaid in full, and the Previous Credit Facility was terminated.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement is also responsive to Item 2.03 of this Current Report on Form 8-K and is hereby incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure

On November 29, 2022, the Company issued a press release announcing the entry into the Senior Credit Facilities. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and Exhibit 99.1 be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.    Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
10.1
Credit Agreement, dated November 29, 2022, among Viemed, Inc., as borrower, certain subsidiaries of Viemed, Inc., as guarantors, the lenders from time to time party thereto, and Regions Bank, as administrative agent and collateral agent.

10.2
Pledge and Security Agreement dated November 29, 2022, among Viemed, Inc., Home Sleep Delivered, L.L.C., Sleep Management, L.L.C., Viemed Clinical Services, LLC, and Viemed Healthcare Staffing LLC, as obligors, and Regions Bank, as collateral agent.

99.1	Press Release dated November 29, 2022.
104	Cover Page Interactive Data File, formatted in Inline XBRL and included as Exhibit 101.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 29, 2022

VIEMED HEALTHCARE, INC.

By:	/s/ Trae Fitzgerald
Trae Fitzgerald
Chief Financial Officer